Exhibit 10.1

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of

August 4, 2008

among

RALCORP HOLDINGS, INC.,
as Borrower
(Initially Kraft Foods Global, Inc. to be successively succeeded as Borrower by
Cable Holdco, Inc., Ralcorp Mailman LLC and Ralcorp Holdings, Inc.)

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

BANK OF AMERICA, N.A.,
as Documentation Agent

__________________________

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES

Schedule 1.01 -- Pricing Schedule
Schedule 2.01 -- Commitments
Schedule 3.01 -- Initial Guarantors
Schedule 3.08 -- Material Contingent Obligations
Schedule 3.09 -- Subsidiaries and Capitalization
Schedule 3.14 -- Brokers’ Fees
Schedule 3.16 -- Properties
Schedule 3.17 -- Indebtedness
Schedule 3.24 -- Material Foreign Subsidiaries
Schedule 6.06 -- Investments
Schedule 6.08 -- Liens

EXHIBITS

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Compliance Certificate
Exhibit C -- Form of Merger Sub Affirmation
Exhibit D -- Form of Ralcorp Affirmation

CREDIT AGREEMENT dated as of August 4, 2008, among KRAFT FOODS GLOBAL, INC., a Delaware corporation, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts Receivable Financing Program” means a program of sales or securitization of, or transfers of interests in, accounts receivable and related contract rights by the Borrower or any Subsidiary on a limited recourse basis pursuant to which the aggregate amount of financing thereunder at any time outstanding shall not exceed an amount equal to 7.5% of (a) the amount of total consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Quarter end for which financial statements have been delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, minus (b) the aggregate amount of goodwill and other intangible assets of the Borrower and its Subsidiaries as of such Fiscal Quarter end, in each case as reflected on such financial statements, provided that such sale or transfer qualifies as a sale under Agreement Accounting Principles.

“Acquisition” means the acquisition by Ralcorp of the Business from KFG pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain RMT Transaction Agreement dated as of November 15, 2007 by and between Kraft Foods Inc., a Virginia corporation, Splitco, Merger Sub and Ralcorp.

“Acquisition Documents” means the Acquisition Agreement and the other documents, certificates and agreements delivered in connection with the Acquisition.

“Adjusted EBITDA” means, for any applicable computation period, the sum of (a) EBIT for such period plus (b) the Borrower’s and its Subsidiaries’ amortization and depreciation deducted in determining Net Income for such period; provided, however, that (i) Adjusted EBITDA shall be calculated giving pro forma effect to any Permitted Purchase during such period as though such Permitted Purchase occurred on the first day of such period, and (ii) in the event that the Borrower sells or otherwise disposes of all or any portion of the capital stock of Vail Resorts, Inc. during such period, then Adjusted EBITDA shall be calculated by subtracting (adding) all equity earnings (losses) attributable to such divested interest for such period.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affirmations” means the Merger Sub Affirmation and the Ralcorp Affirmation.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.17, such term shall mean GAAP as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Net Leverage Ratio.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course, the sale of obsolete or worn out Property in the ordinary course or the sale of Investments of the type described in Sections 6.06(a)-(g) and (n) in the ordinary course).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means (a) any of the president, chief financial officer, treasurer or controller of the Borrower, acting singly or (b) any other officer, employee or representative of the Borrower who is (i) expressly authorized in writing by the president, chief financial officer, treasurer or controller of the Borrower to act on behalf of the Borrower hereunder and (ii) acceptable to the Administrative Agent.

“Base CD Rate” means the sum of (a) the Three Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, subject to Sections 9.15 and 9.16 (a) initially, KFG, (b) upon and after the assumption by Splitco of the obligations of KFG hereunder as contemplated by the Acquisition Agreement and the Splitco Contribution Agreement, Splitco, (c) upon and after the merger by Splitco with and into Merger Sub and Merger Sub’s execution and delivery of the Merger Sub Affirmation, Merger Sub and (d) upon and after the merger of Merger Sub with and into Ralcorp and Ralcorp’s execution and delivery of the Ralcorp Affirmation, Ralcorp, as applicable.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Term Loan A-2” means the $200,000,000 term loan being made by the Lenders to Kraft Foods Global, Inc. substantially contemporaneously herewith as to which Ralcorp shall subsequently become the primary obligor.

“Business” has the meaning assigned to such term in the Acquisition Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Material Adverse Effect” shall mean any circumstance, change, effect, development, condition, occurrence or event that, individually or when taken together with all other such circumstances, changes, effects, developments, conditions, occurrences or events, is materially adverse to, or has a material adverse effect on, the business, financial condition, assets or results of operations of the Business; provided, however, that “Business Material Adverse Effect” shall not include the effect of any circumstance, change, effect, development, condition, occurrence or event (i) arising out of or affecting the industry in which the Business operates generally, (ii) arising out of or affecting the general economy or financial markets, (iii) arising out of the announcement of the Acquisition Agreement and the Collateral Agreements (as defined in the Acquisition Agreement) and the transactions contemplated thereby, (iv) arising out of changes in law, (v) arising out of acts of war or terrorism, (vi) arising out of any action taken or not taken by Kraft Foods Inc., a Virginia corporation or its affiliates with the written consent or agreement of, or at the direction of, the Borrower, or (vii) arising out of the matters set forth on Schedule 8.16 to the Acquisition Agreement, except, in the cases of clauses (i), (ii), (iv) and (v) above, to the extent that the Business is materially disproportionately affected as compared to other participants in the same industry.

 “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.03, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower; provided, however, that the transactions contemplated by the Acquisition Agreement shall not constitute a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Loan.  The amount of each Lender’s initial Commitment is set forth on Schedule 2.01.  The aggregate amount of the Lenders’ initial Commitments is $100,000,000.

“Condemnation” has the meaning set forth in clause (h) of Article VII.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

“Consolidated Interest Expense” means, with respect to any period, the sum (without duplication) of (i) Consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period before the effect of interest income, as reflected on the Consolidated statements of income for the Borrower and its Consolidated Subsidiaries for such period, and (ii) Consolidated interest, yield or discount accrued during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Borrower and its Consolidated Subsidiaries in connection with a revolving Accounts Receivable Financing Program (regardless of the accounting treatment of such Accounts Receivable Financing Program).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a letter of credit.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“EBIT” means, for any applicable computation period, the Borrower’s and Subsidiaries’ Net Income on a consolidated basis, plus (a) consolidated federal, state, local and foreign income and franchise taxes paid or accrued during such period and (b) Consolidated Interest Expense for such period, minus (or plus) equity earnings (or losses) during such period attributable to equity investments by the Borrower and its Subsidiaries in the capital stock or other equity interests in any Person which is not a Subsidiary (other than Vail Resorts, Inc.).

“EDGAR” means the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the Securities and Exchange Commission.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Claims” means all claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or threatened, or judgments or orders, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for any violation of any Environmental Laws, or for any Release or injury to the environment.

“Environmental Laws” means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, direct duties, requests, licenses, approvals, certificates, decrees, standards, permits and other authorizations of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters, including without limitations, chemical substances, air emissions, effluent discharges and the storage, treatment, transport and disposal of Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any of the Borrowers is organized or in which its principal office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” means the Credit Agreement dated as of July 18, 2008 among Ralcorp, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” has the meaning set forth in Section 3.05.

“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending September 30 of each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Subsidiary of Ralcorp which is a party to the Subsidiary Guaranty.

“Hazardous Materials” means any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Laws, including, without limitation, asbestos, petroleum or crude oil.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) the face amount of any letter of credit for which such Person is obligated, (h) obligations under so-called “synthetic leases” and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Lender” means any Lender as of the date hereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense Coverage Ratio” means, for any applicable computation period of the Borrower, the ratio of EBIT to the Borrower’s Consolidated Interest Expense for such period, all as determined in accordance with Agreement Accounting Principles.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“KFG” means Kraft Foods Global, Inc., a Delaware corporation.

“Lead Arrangers” means, collectively, J.P. Morgan Securities Inc. and Banc of America LLC.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, with respect to the Borrower on a consolidated basis with its Subsidiaries, at the end of any Fiscal Quarter, the ratio of (a) Total Debt at the end of such Fiscal Quarter to (b) Adjusted EBITDA for the four Fiscal Quarters then ending.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, the Subsidiary Guaranty, the Pledge Agreement, the Affirmations and the other documents and agreements contemplated hereby and executed by the Borrower and/or the Guarantors in favor of the Administrative Agent or any Lender.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, Property, condition (financial or other) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors to perform their obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Foreign Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction located outside the United States and at any time having assets with a fair market value in excess of $10,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $35,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction located within the United States and at any time having assets with a fair market value in excess of $10,000,000; provided, however, that any special purpose Subsidiary established for the purpose of entering into the Accounts Receivable Financing Program shall not be a Material Subsidiary.

“Maturity Date” means the earlier of (a) if any of the transactions constituting the Acquisition (including without limitation the contribution by KFG of the Business to Newco as contemplated by the Acquisition Agreement, the assumption by Splitco of KFG’s obligations hereunder, the merger of Splitco with and into Merger Sub and the merger of Merger Sub with and into Ralcorp) are not fully consummated as of the Effective Date, the Effective Date or (b) August 3, 2009.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Merger Sub” means Ralcorp Mailman LLC, a Delaware limited liability company.

“Merger Sub Affirmation” means an Affirmation and Assumption Agreement dated as of the date hereof in substantially the form of Exhibit C hereto pursuant to which Merger Sub assumes, effective as of the consummation of the merger of Splitco with and into Merger Sub, the obligations of Splitco hereunder (which obligations of Splitco are neither guaranteed nor supported by KFG or Kraft Foods Inc.) and affirms its status as the “Borrower” hereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer outside of the Controlled Group is obligated to make contributions.

“Net Debt” means (a) Total Debt, plus (b) the aggregate principal amount of all Indebtedness of any special purpose Subsidiary of the Borrower formed in connection with the sale of accounts receivable or other forms of off-balance sheet financing, minus (c) the amount of domestic cash held by the Borrower and the Guarantors in excess of $10,000,000.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with Agreement Accounting Principles, but (i) excluding any non-cash charges (except any non-cash charges that require accrual of a reserve for anticipated future cash payments) or non-cash gains (except any non-cash gains resulting in the Borrower’s accrual of a receivable which will result in a cash in-flow at a later date), which charges or gains are unusual, non-recurring or extraordinary, (ii) excluding any non-cash stock based incentive-related expenses and (iii) including, to the extent not otherwise included in the determination of Net Income, all cash dividends and cash distributions received by the Borrower or any Subsidiary from any Person in which the Borrower or such Subsidiary has made an Investment pursuant to Section 6.06(j).

“Net Leverage Ratio” means, with respect to the Borrower on a consolidated basis with its Subsidiaries, at the end of any Fiscal Quarter, the ratio of (a) Net Debt at the end of such Fiscal Quarter to (b) Adjusted EBITDA for the four Fiscal Quarters then ending.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“Newco” means Post Foods, LLC (formerly known as Cable Newco LLC), a Delaware limited liability company and a wholly-owned subsidiary of Splitco.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under any of the Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Purchase” means an acquisition permitted by Section 6.06(m).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge Agreement” means (a) the Pledge Agreement dated as of July 18, 2008 made by the Borrower and the other pledgors party thereto in favor of the Pledgee and (b) any other pledge or security agreement entered into by the Borrower or a Subsidiary in favor of the Administrative Agent for the benefit of the Lenders pursuant to Section 5.12, in each case as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Pledged Subsidiary” means a Material Foreign Subsidiary of the Borrower, the Equity Interests of which have been pledged in favor of the Pledgee pursuant to the Pledge Agreement.

“Pledgee” means JPMorgan Chase Bank, N.A., as collateral agent for the benefit of the Administrative Agent and the other Secured Creditors and its successors and assigns in such capacity.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Purchase” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Ralcorp” means Ralcorp Holdings, Inc., a Missouri corporation.

“Ralcorp Affirmation” means an Affirmation and Assumption Agreement dated as of the date hereof in substantially the form of Exhibit D hereto pursuant to which Ralcorp assumes, effective as of the consummation of the merger of Merger Sub with and into Ralcorp, the obligations of Merger Sub hereunder and affirms its status as the “Borrower” hereunder.

“Ralston Obligations” means the indemnification obligations of the Borrower existing on the date hereof in favor of Ralston Purina Company with respect to its guaranty of the obligations of Ralston Resorts, Inc. under the Sports Facilities Refunding Revenue Bonds identified on Schedule 3.08.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 50% of the sum of the total principal amount of outstanding Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Secured Creditors” has the meaning assigned to that term in the Pledge Agreement.

“Senior Notes” has the meaning assigned to that term in the Pledge Agreement.

“Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted.  “Solvency” shall have a correlative meaning.

“Splitco” means Cable Holdco, Inc., a Delaware corporation.

“Splitco Contribution Agreement” means that certain Splitco Contribution Agreement dated as of the date hereof between KFG and Splitco pursuant to which, among other things, Splitco assumes the obligations of KFG hereunder.

“Splitco Notes” means the senior notes in the aggregate principal amount of approximately $662,200,000 (subject to adjustment as provided in the Acquisition Agreement) to be issued by Cable Holdco, Inc. on the date of this Agreement as to which Ralcorp shall subsequently become the primary obligor.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty, dated as of the date hereof and effective as of the time Merger Sub becomes the “Borrower” hereunder, duly executed and delivered by the Guarantors in favor of the Administrative Agent, on behalf of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.  The initial Guarantors are set forth on Schedule 3.01.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 15% of the consolidated tangible assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated Net Income from continuing operations of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Thomson” means Thomson BankWatch Inc.

“Three Month Secondary CD Rate” means, for any day, the secondary market rate for three month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Debt” means (a) all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, reflected on a balance sheet prepared in accordance with Agreement Accounting Principles, plus, without duplication (b) the face amount of all outstanding letters of credit in respect of which the Borrower or any Subsidiary has any reimbursement obligation and the principal amount of all Contingent Obligations of the Borrower and its Subsidiaries, minus (c) to the extent included in clause (b) above, the Ralston Obligations.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unfunded Liability” means the amount (if any) by which a Single Employer Plan’s actuarial accrued liability exceeds its actuarial asset value, as determined by the then most recent valuation for such plan used to determine the measures of funded status required to be reported to the Internal Revenue Service.

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “asset” shall be construed to have the same meaning as “Property”.

SECTION 1.04.  Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the date of the initial Borrowing in a principal amount that will not result in (a) such Lender’s Loan exceeding such Lender’s Commitment or (b) the sum of the Loans exceeding the total Commitments.  No amount of the Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02.  Loans and Borrowings.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be the Effective Date;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any such requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Funding of Borrowings.  (a) Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 7:00 a.m., New York City time (or, in the case of Bank of America, N.A., as soon as practicable thereafter), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower on such date by 7:30 a.m., New York City time (or as soon as practicable thereafter) by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago and designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.  Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.  Termination of Commitments.  Unless previously terminated, the initial Commitments shall terminate upon the making of the Loans on the Effective Date.

SECTION 2.07.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the unpaid amount of its Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.  Optional prepayments of the Loan shall be applied to the principal installments thereon due pursuant to Section 2.07 in inverse order of maturity.

(b)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c)           In addition to the repayments of the Loans required by Section 2.07(a), the Borrower shall make mandatory prepayment of the Loans as follows:

(i)            Within two (2) Business Days of the receipt by the Borrower or any Subsidiary of any Net Proceeds (in excess of $25,000,000 in the aggregate per calendar year) from (A) any Asset Disposition or (B) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Borrower or any Subsidiary, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Proceeds (or, if less, the aggregate outstanding principal amount of the Loans).

(ii)           Within two (2) Business Days of the receipt by the Borrower or any Subsidiary of any Net Proceeds from the sale or series of sales or issuance of any Equity Interests, the receipt of any equity contribution (other than Equity Interests sold to or equity contributions received from a Guarantor) or the incurrence of any Indebtedness in excess of $25,000,000 that is not permitted by Section 6.02(a)-(d), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Proceeds (or, if less, the aggregate outstanding principal amount of the Loans).

SECTION 2.09.  Fees.  (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12.  Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.  Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower (or, (x) in the case of Section 3.03(b)(i), solely Ralcorp and (y) in the case of Section 3.03(b)(ii), solely KFG) represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.  Corporate Existence and Standing.  The Borrower and, effective as of the time Merger Sub becomes the “Borrower” hereunder, each Material Subsidiary, is each a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.  Authorization and Validity.  The Borrower and, effective as of the time Merger Sub becomes the “Borrower” hereunder, each Guarantor, have all requisite power and authority (corporate and otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery (or filing, as the case may be) by the Borrower and, effective as of the time Merger Sub becomes the “Borrower” hereunder, each Guarantor, of the Loan Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by proper corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Borrower or, effective as of the time Merger Sub becomes the “Borrower” hereunder, such Guarantor, as applicable, enforceable against the Borrower or, effective as of the time Merger Sub becomes the “Borrower” hereunder, such Guarantor, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 3.03.  Compliance with Laws and Contracts.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party, the application of the proceeds of the Loans, the consummation of any transaction contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation T, Regulation U and Regulation X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower’s or any Subsidiary’s charter, articles or certificate of incorporation or by-laws, (b)(i) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which Ralcorp or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by, the Loan Documents) in, of or on the Property of Ralcorp or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement or (ii) violate the provisions of or require the approval or consent of any party to any material indenture, instrument or agreement, in each case relating to Indebtedness, to which Kraft Foods Inc., KFG or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by, the Loan Documents) in, of or on the Property of Kraft Foods Inc., KFG or any Subsidiary pursuant to the terms of any such material indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person.

SECTION 3.04.  Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, Governmental Authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or any other transaction contemplated in the Loan Documents.

SECTION 3.05.  Financial Statements.  Ralcorp has heretofore furnished to each of the Lenders the audited consolidated financial statements of Ralcorp and its Subsidiaries as of and for the fiscal year ended September 30, 2007 and the unaudited consolidated financial statements of Ralcorp and its Subsidiaries as of and for the fiscal quarters ended December 31, 2007 and March 31, 2008 (collectively, the “Financial Statements”).  Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of Ralcorp and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

SECTION 3.06.  Material Adverse Change.  Since September 30, 2007, there has been no change from that reflected in the Financial Statements, in the business, Property, condition (financial or otherwise) or results of operations of Ralcorp and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.  Taxes.  The Borrower and its Subsidiaries have filed or caused to be filed in correct form all United States federal and applicable foreign, state and local tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

SECTION 3.08.  Litigation and Contingent Obligations.  There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective Properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans under this Agreement.  Neither the Borrower nor any Subsidiary has any material Contingent Obligations except as set forth on Schedule 3.08.

SECTION 3.09.  Subsidiaries and Capitalization.  Schedule 3.09 hereto contains an accurate list of all of the existing subsidiaries of Ralcorp as of the date of this Agreement giving effect to the Acquisition, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are free and clear of all Liens, other than the Liens created by the Loan Documents.  No authorized but unissued or treasury shares of capital stock of the Borrower or any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character.  Except as set forth on Schedule 3.09, neither the Borrower nor any Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation of the Borrower or such Subsidiary.  Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on Schedule 3.09.  Except as set forth on Schedule 3.09, as of the date hereof the Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity or partnership interest in any Person other than such Subsidiaries and Vail Resorts, Inc.

SECTION 3.10.  ERISA.  Each of the Borrower and each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.  Each Plan complies in all respects with all applicable requirements of law and regulations, except where the failure to so comply could not reasonably be expected to cause the relevant Plan to become disqualified under the Code.  Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan.  There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability.  Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

SECTION 3.11.  Defaults.  No Default or Event of Default has occurred and is continuing.

SECTION 3.12.  Federal Reserve Regulations.  Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.  Neither the making of any Loan hereunder, the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.  Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

SECTION 3.13.  Investment Company Act.  Neither the Borrower nor any Subsidiary is, or after giving effect to any Loan will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14.  Certain Fees.  Other than as disclosed on Schedule 3.14, no broker’s or finder’s fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to the transactions contemplated by this Agreement.  The Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker’s or finder’s fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions contemplated by this Agreement and any expenses (including, without limitation, attorneys’ fees and time charges of attorneys for the Administrative Agent or any Lender, which attorneys may be employees of the Administrative Agent or any Lender) arising in connection with any such claim, demand or liability.

SECTION 3.15.  Solvency.  As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the payment of all fees, costs and expenses payable by the Borrower or its Subsidiaries with respect to the transactions contemplated by the Loan Documents, each of the Borrower and each Guarantor is Solvent.

SECTION 3.16.  Ownership of Properties.  (a) Except as set forth on Schedule 3.16 hereto, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.08 or by any of the other Loan Documents, to all of the Properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  There are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries own or possess rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Borrower and its Subsidiaries owns, is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.  Indebtedness.  Attached hereto as Schedule 3.17 is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $100,000 for a single item of Indebtedness and $500,000 in the aggregate for all such Indebtedness), showing the aggregate principal amount which was outstanding on such date.

SECTION 3.18.  Subordinated Indebtedness.  The principal of and interest on the Loans and all other Obligations will constitute “senior debt” as that or any similar term is or may be used in any other instrument evidencing or applicable to any Subordinated Indebtedness of the Borrower.

SECTION 3.19.  Employee Controversies.  There are no strikes, work stoppages or controversies pending or threatened between the Borrower or any Subsidiary and any of its employees, other than strikes, work stoppages or controversies arising in the ordinary course of business, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20.  Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction (a) which could reasonably be expected to have a Material Adverse Effect or (b) which (other than (w) the Existing Credit Agreement, (x) the credit agreement for the Bridge Term Loan A-2, (y) the note purchase agreements for the Senior Notes as in effect on the date hereof and (z) the indenture for the Splitco Notes, as originally in effect), restricts or imposes conditions upon the ability of the Borrower or any Subsidiary to (i) pay dividends or make other distributions on its capital stock (ii) make loans or advances to the Borrower, (iii) repay loans or advances from Borrower or (iv) grant Liens to the Administrative Agent to secure the Obligations.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.21.  Environmental Laws.  The Borrower and its Material Subsidiaries each conduct in the ordinary course of business a review of the effects of then existing Environmental Laws and then existing Environmental Claims on its business, condition (financial and other), results of operations and Property, and as a result thereof the Borrower and its Material Subsidiaries have reasonably concluded that the application of such Environmental Laws and the existence of such Environmental Claims, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22.  Insurance.  The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

SECTION 3.23.  Disclosure.  None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents or any certificate or other written information furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary pursuant to a request from the Administrative Agent or the Lenders permitted hereunder and for use in connection with the transactions contemplated by this Agreement, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  The pro forma financial information contained in such materials is based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.  There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and other written information furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

SECTION 3.24.  Material Foreign Subsidiaries.  Except as set forth on Schedule 3.24 hereto, as of the Effective Date, the Borrower has no Material Foreign Subsidiaries.

SECTION 3.25.  Acquisition Documents.  The Borrower has delivered to the Administrative Agent true, complete and correct  copies of the currently existing Acquisition Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other material documents delivered pursuant thereto or in connection therewith) and such documents are in full force and effect.  The Acquisition Documents as originally executed and delivered by the parties thereto have not been amended, terminated, waived, supplemented or modified in any material respect without the consent of the Required Lenders.  Each of the representations and warranties given by the parties thereto in the Acquisition Agreement is true and correct in all material respects as of the Effective Date.  Neither the Borrower nor any other party thereto is in default in the performance of or compliance with any provisions thereof.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto and to the other Loan Documents either (i) a counterpart of the Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Loan Documents.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) C.G. Huber, General Counsel for Ralcorp and the Guarantors, (ii) Bryan Cave LLP, special counsel for Ralcorp and the Guarantors and (iii) Irma Villarreal, Assistant Secretary and Counsel for KFG, in each case covering such matters relating to Ralcorp, Merger Sub, the Guarantors (or in the case of the opinion of Irma Villarreal, KFG), this Agreement, the other Loan Documents and the Transactions as the Administrative Agent shall reasonably request, each such opinion to be in form and substance satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of KFG, Splitco, Newco, Merger Sub, Ralcorp and the other Guarantors, the authorization of the Transactions and any other legal matters relating to KFG, Splitco, Newco, Merger Sub, Ralcorp and the other Guarantors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           The Lenders, the Administrative Agent and the Lead Arrangers shall have received the financial statements required to be included in the registration statement on Form S-4 filed by Ralcorp with the Securities and Exchange Commission in connection with the Acquisition.

(e)           The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by Ralcorp hereunder.

(f)            The Administrative Agent shall have received reasonably satisfactory evidence that the directors of KFG have approved the Acquisition.

(g)           The Acquisition Agreement shall be in full force and effect.  The representations and warranties in the Acquisition Agreement shall be true and correct in all material respects as of the Effective Date (but only to the extent the inaccuracy of such representations and warranties could materially and adversely affect the rights or interests of the Lenders and would entitle Ralcorp to terminate its obligations under the Acquisition Agreement) and all conditions precedent thereunder shall have been satisfied (or waived, other than in the case of any condition the failure to satisfy which could materially and adversely affect the rights or interests of the Lenders) and any amendment to the Acquisition Agreement that could materially and adversely affect the rights or interests of the Lenders shall be satisfactory in form and substance to the Administrative Agent.  Arrangements satisfactory to the Administrative Agent shall have been made for the consummation of the Acquisition on the date hereof in accordance with the Acquisition Agreement.

(h)           Since December 31, 2006, there shall not have been any circumstance, change, development, condition or event that, individually or in the aggregate, has had or is reasonably likely after the Effective Date to have, a Business Material Adverse Effect.

(i)            The capital structure of Splitco and Ralcorp and their Subsidiaries after giving effect to the Acquisition shall be substantially similar to the structure that has been presented to the Lead Arrangers prior to November 15, 2007 (with only such changes as would not materially and adversely affect the rights of the Lenders).

(j)            Arrangements satisfactory to the Administrative Agent shall have been made for the effectiveness of all agreements related to taxes in connection with the Acquisition, including any tax sharing agreements, which agreements shall be substantially in the forms which have been presented to the Lead Arrangers prior to November 15, 2007 (with only such changes as would not materially and adversely affect the rights of the Lenders).

(k)           The credit agreement for the Bridge Term Loan A-2 shall be in full force and effect, and the Bridge Term Loan A-2 shall have been, or shall substantially contemporaneously be, made to the Borrower in the aggregate principal amount of not less than $200,000,000.

(l)            The representations and warranties set forth in Section 3.01, 3.02, 3.03(b)(ii), 3.12 and 3.13 shall be true and correct on and as of the Effective Date, and the Administrative Agent shall have received a satisfactory certificate of an Authorized Officer to such effect from an Authorized Officer of KFG (with respect to matters relating to Kraft Foods Inc., KFG and its Subsidiaries) or an Authorized Officer of Ralcorp (with respect to matters relating to Ralcorp and its Subsidiaries), as applicable.

(m)          Arrangements satisfactory to the Administrative Agent shall have been made for the effectiveness of the Splitco Contribution Agreement, which shall be substantially in the form which has been presented to the Administrative Agent prior to the Effective Date (with only such changes as would not materially and adversely affect the rights of the Lenders).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 10, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

(a)           As soon as practicable and in any event within 95 days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default, or if, in the opinion of such accountants, any Default shall exist, stating the nature and status thereof.

(b)           As soon as practicable and in any event within 50 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by an Authorized Officer.

(c)           Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit B hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default exists, or if any Default exists, stating the nature and status thereof.

(d)           Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(e)           As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(f)           As soon as possible and in any event within 10 days after the Borrower learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(g)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; provided, however, that such information shall be deemed to have been furnished to the Lenders if such information is readily available through EDGAR.

(h)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission; provided, however, that such information shall be deemed to have been furnished to the Lenders if such information is readily available through EDGAR.

(i)            Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 5.02.  Use of Proceeds.  The Borrower will use the proceeds of the Loans as contemplated by the Acquisition Agreement.

SECTION 5.03.  Notice of Default.  The Borrower will give prompt notice in writing to the Lenders of the occurrence of (a) any Default, (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect and (c) of any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Conduct of Business.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner as is presently conducted or in other consumer products markets and the manufacturing of ingredients therefor, and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises relating to the conduct of its business, except where the failure to maintain such rights, licenses, permits, privileges or franchises could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05.  Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

SECTION 5.06.  Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice for similarly situated businesses in the industries in which the Borrower and its Subsidiaries operate, and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each Subsidiary to comply with (a) all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect and (b) all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09.  Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided, however, that so long as no Event of Default has occurred, (i) the Administrative Agent or any Lender exercising any rights pursuant to this Section 5.09 shall give the Borrower or any applicable Subsidiary advance written notice of its intention to exercise such rights and (ii) the Borrower shall have no obligation to reimburse the Administrative Agent for the costs and/or expenses of more than one inspection or audit described in this Section 5.09 in any Fiscal Year.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

SECTION 5.10.  Environmental Matters.  The Borrower shall and shall cause each of its Material Subsidiaries to conduct in the ordinary course of its business reviews of the effects of then existing Environmental Laws and then existing Environmental Claims on its business, condition (financial and other), results of operations and Property and to take all actions required by such Environmental Laws and in respect of such Environmental Claims, except where the failure to so act could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11.  Material Subsidiaries.  The Borrower shall cause each of its Subsidiaries which (a) becomes a Material Subsidiary on or after the date hereof or (b) becomes a guarantor of the Senior Notes or the Splitco Notes on or after the date hereof to join the Subsidiary Guaranty as a Guarantor pursuant to a joinder agreement in the form attached to the Subsidiary Guaranty within thirty (30) days of such Person becoming a Material Subsidiary or becoming such a guarantor, as applicable.

SECTION 5.12.  Material Foreign Subsidiaries.  Within thirty (30) days after any Person becomes a Material Foreign Subsidiary, the Borrower shall, or shall cause its applicable Subsidiary to, pledge to the Pledgee 65% (or, to the extent that such pledge can be accomplished without an adverse tax or other financial consequence to the Borrower or any of its Subsidiaries in any material respect, 100%) of the Equity Interests of such Person to secure the Obligations and shall deliver such documents as the Pledgee may reasonably require in connection therewith.

SECTION 5.13.  Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Capital Stock and Dividends.  The Borrower will not, nor will it permit any Subsidiary to issue or have outstanding any preferred stock, other than preferred stock not having mandatory redemption, retirement and other repurchase dates commencing less than 91 days after the Maturity Date.

SECTION 6.02.  Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Loans;

(b)           Indebtedness existing on the date hereof and described in Schedule 3.17;

(c)           Contingent Obligations permitted by Section 3.08;

(d)           Indebtedness arising in connection with the Accounts Receivable Financing Program; and

(e)           other Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness, the Borrower is in compliance with the financial covenants set forth in Section 6.17.

SECTION 6.03.  Merger; Fundamental Changes.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or liquidate or dissolve, except that (i) a Wholly-Owned Subsidiary may merge into the Borrower or any Wholly-Owned Subsidiary of the Borrower, (ii) the Borrower or any Subsidiary may merge or consolidate with any other Person so long as the Borrower or such Subsidiary is the continuing or surviving corporation and, prior to and after giving effect to such merger or consolidation, no Default or Event of Default shall exist, and (iii) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition permitted by Section 6.04.

SECTION 6.04.  Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property to any other Person except for (a) sales of inventory or unused or obsolete equipment in the ordinary course of business, (b) sales of Borrower’s or any of Borrower’s Subsidiaries’ stock in Vail Resorts, Inc., and (c) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold, transferred or otherwise disposed of (other than inventory or unused or obsolete equipment sold in the ordinary course of business and accounts receivables transactions permitted by Section 6.05) as permitted by this Section 6.04 since the date hereof, do not constitute a Substantial Portion of the Property of Borrower and its Subsidiaries.

SECTION 6.05.  Sale of Accounts.  The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except that the Borrower or any Subsidiary may sell or otherwise grant an interest in its accounts receivable to other Persons, in each case pursuant to an Accounts Receivable Financing Program.

SECTION 6.06.  Investments and Purchases.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except:

(a)           Short-term obligations of, or fully guaranteed by, the United States of America and short-term obligations of United States government agencies;

(b)           Commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s;

(c)           Demand deposit and money market bank accounts maintained in the ordinary course of business with Initial Lenders or with commercial banks which are members of the Federal Deposit Insurance Corporation;

(d)           Bankers acceptances and certificates of deposit issued by and time deposits with Initial Lenders or with commercial banks (whether domestic or foreign) rated B or better by Thomson, A or better by S&P or A2 or better by Moody’s;

(e)           Repurchase agreements with Initial Lenders or with commercial banks (whether domestic or foreign) rated B or better by Thomson, A or better by S&P or A2 or better by Moody’s, so long at least 102% of the principal amount of each repurchase agreement is collateralized by obligations of, or fully guaranteed by, the United States of America or by commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s;

(f)            Loan participations and master notes with corporations rated A-1 or better by S&P or P-1 or better by Moody’s and with Initial Lenders or with commercial banks rated B or better by Thomson, A or better by S&P or A2 or better by Moody’s;

(g)           Money market preferred stock accounts in corporations rated A or better by S&P or A2 or better by Moody’s or in other corporations so long as such Investments are secured by letters of credit issued by Initial Lenders or by commercial banks rated B or better by Thomson, A or better by S&P or A2 or better by Moody’s;

(h)           Existing Investments in Subsidiaries and additional Investments in Guarantors and Pledged Subsidiaries;

(i)            Other Investments in existence on the date hereof and described in Schedule 6.06 hereto;

(j)            Other Investments in Persons or Subsidiaries which are not Guarantors or Pledged Subsidiaries (including, without limitation, (i) any Investment in a joint venture and (ii) the creation of and the Investment in any Subsidiary that is not a Guarantor) in an aggregate amount not exceeding $20,000,000;

(k)           Investments in, and the creation of, any special purpose Subsidiary created for the purpose of entering into the Accounts Receivable Financing Program;

(l)            Additional equity Investments in Vail Resorts, Inc. necessary to permit the Borrower to retain equity accounting treatment for such Investment;

(m)          (i) Non-hostile Purchases in the same line of business or related or ancillary businesses as the Borrower (including but not limited to consumer packaged goods), not exceeding $100,000,000 in the case of any single Purchase or series of related Purchases, provided that (A) there shall exist no Default either immediately before or immediately after giving effect to any such Purchase and (B) the representations and warranties contained in Article III are true and correct both immediately before and immediately after giving effect to any such Purchases, or (ii) non-hostile Purchases in the same line of business or related or ancillary businesses as the Borrower (including but not limited to consumer packaged goods), in excess of $100,000,000 in the case of any single Purchase or series of related Purchases, provided that (A) there shall exist no Default either immediately before or immediately after giving effect to any such Purchases, (B) the representations and warranties contained in Article III are true and correct both immediately before and immediately after giving effect to any such Purchases, and (C) the Borrower submits pro forma financial statements for the most recent period of four consecutive Fiscal Quarters for which financial statements have been furnished or are due pursuant to Section 5.01 and a certificate executed by an Authorized Officer of the Borrower prior to closing any such transaction showing that the Borrower is in compliance with Section 6.17 (treating such Purchase as having occurred on the first day of such four-quarter period); and

(n)           United States mutual funds that invest solely in any of the Investments described in subsections (a) through (g) above.

SECTION 6.07.  Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) the Subsidiary Guaranty, (c) the Ralston Obligations, (d) other Contingent Obligations not to exceed $10,000,000 in the aggregate at any time outstanding and (e) guarantees of the obligations of the Borrower under (i) the Existing Credit Agreement, (ii) the credit agreement for the Bridge Term Loan A-2, (iii) the note purchase agreements for the Senior Notes as in effect on the date hereof and (iv) the indenture for the Splitco Notes, as originally in effect.

SECTION 6.08.  Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)           Liens arising out of good faith deposits in connection with or to secure performance of statutory obligations, surety and appeal bonds, government contracts, leases otherwise permitted hereunder, performance and return of money bonds and other similar obligations incurred in the ordinary course of business;

(e)           Easements, minor defects or irregularities in title, building restrictions and such other encumbrances or charges against real property, all of which as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect (i) the marketability of the same or (ii) interfere with the use thereof in the business of the Borrower or the Subsidiaries;

(f)            Liens existing on the date hereof and described in Schedule 6.08 hereto, including extensions, renewals and replacements thereof in whole or in part, so long as the principal amount of the Indebtedness secured thereby at the time of such extension, renewal or replacement is limited to all or any part of the Property (including improvements thereon) securing the Lien so extended, renewed or replaced;

(g)           Liens on the Property of a Subsidiary of the Borrower and exclusively securing Indebtedness of such Subsidiary to the Borrower or any Guarantor;

(h)           Liens of purchasers or providers of financing under an Accounts Receivable Financing Program in accordance with Section 6.05 herein;

(i)            Liens on the capital stock of any Material Foreign Subsidiary and exclusively securing Indebtedness permitted by Section 6.02, so long as such Liens are pari passu or junior to the Liens granted pursuant to Section 5.12 or the Pledge Agreement;

(j)            Liens on the capital stock of Vail Resorts, Inc. in connection with the sale or forward sale of such stock; and

(k)           Other Liens securing aggregate principal Indebtedness at no time exceeding (i) $35,000,000 minus (ii) the aggregate amount of proceeds of any Sale and Leaseback Transactions permitted by Section 6.16 and consummated prior to such time.

SECTION 6.09.  Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, (b) transactions among the Borrower and Guarantors, (c) in connection with the Accounts Receivable Financing Program and (d) the mergers of (i) Splitco with and into Merger Sub and (ii) Merger Sub with and into Ralcorp.

SECTION 6.10.  Subordinated Indebtedness; Other Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

SECTION 6.11.  Change in Corporate Structure; Fiscal Year.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the Lenders or (b) change its Fiscal Year to end on any date other than September 30 of each year.

SECTION 6.12.  Inconsistent Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement (other than (w) the Existing Credit Agreement, (x) the credit agreement for the Bridge Term Loan A-2, (y) the note purchase agreements for the Senior Notes as in effect on the date hereof and (z) the indenture for the Splitco Notes, as originally in effect) which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations (other than agreements by the Borrower that it will grant Liens to secure any Swap Agreement to the same extent as, and pari passu with, any Liens granted to secure the Obligations), the provision of the Subsidiary Guaranty, the amending of the Loan Documents or the ability of any Subsidiary (other than a special purpose Subsidiary created for the purpose of entering into the Accounts Receivable Financing Program) to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.

SECTION 6.13.  ERISA Compliance.

With respect to any Plan, neither the Borrower nor any Subsidiary shall:

(a)           engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $10,000,000 could be imposed;

(b)           permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $10,000,000; or

(c)           permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to the Borrower or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.14.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (c) so long as no Default exists immediately prior to or immediately after giving effect to such Restricted Payment, the Borrower may make other Restricted Payments.

SECTION 6.15.  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.16.  Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction other than Sale and Leaseback Transactions, the aggregate proceeds of which when added to the amount of Indebtedness secured by Liens permitted under Section 6.08(k), do not exceed $35,000,000.

SECTION 6.17.  Financial Covenants.  The Borrower on a consolidated basis with its Subsidiaries shall:

(a)           Leverage Ratio.  As of the end of each Fiscal Quarter, maintain a Leverage Ratio of not more than 3.75:1.00; and

(b)           Interest Expense Coverage Ratio.  As of the end of each four Fiscal Quarters ending after the date hereof, maintain an Interest Expense Coverage Ratio of not less than 3.00:1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made;

(b)           Nonpayment of (i) any principal of any Loan when due, or (ii) any interest upon any Loan or fee or other obligations under any of the Loan Documents within five days after the same becomes due;

(c)           The breach by the Borrower of any of the terms or provisions of Section 5.02, Section 5.03(a), Section 5.10, Sections 6.01 through 6.12 and Sections 6.14 through Section 6.17;

(d)           The breach by the Borrower (other than a breach which constitutes a Default under clause (a), (b) or (c) of this Article) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender;

(e)           Failure of the Borrower or any of its Subsidiaries to pay any Material Indebtedness when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(f)           The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this clause (f), (vi) fail to contest in good faith any appointment or proceeding described in clause (g) of this Article or (vii) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due;

(g)           Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in clause (f)(iv) of this Article shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days;

(h)           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion;

(i)            The Borrower or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgments or orders for the payment of an aggregate amount in excess of $35,000,000, which is not covered by undisputed insurance or stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced;

(j)            Any Change in Control shall occur;

(k)           Except as otherwise expressly permitted hereby, the Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty, or any Guarantor denies that it has any further liability under the Subsidiary Guaranty, or gives notice to such effect;

(l)            The Pledge Agreement shall cease to be in full force and effect, or shall cease to give the Pledgee for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created thereby, or any pledgor shall deny or disaffirm such pledgor’s obligations under the Pledge Agreement or the Liens granted thereunder, or (ii) any pledgor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of the Pledge Agreement;

(m)          The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan; or

(n)           The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $35,000,000;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  For purposes hereof, an Event of Default described in subsection (e) above arising out of a breach by Ralcorp of any financial covenant restricting any leverage ratio of Ralcorp contained in the Senior Notes, the indenture for the Splitco Notes or related documentation shall be deemed to be continuing hereunder notwithstanding its waiver, whether accomplished by waiver, amendment or otherwise (a “Waiver”), by the holders of the Senior Notes or the Splitco Notes, as applicable, unless (i) the holders of the applicable Indebtedness receive no monetary or other consideration for such Waiver (including any prepayment of such Indebtedness or agreement to prepay such Indebtedness) other than an amendment or waiver fee not exceeding .10% of the aggregate principal amount of the applicable Indebtedness and (ii) the terms of the applicable Indebtedness are not modified in any manner favorable to the holders of the applicable Indebtedness in connection with such Waiver.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The foregoing provisions of this Article VIII shall be applicable mutatis mutandis to the Pledgee.

Without limiting the foregoing, if any collateral under any Pledge Agreement or any Subsidiary is sold in a transaction permitted hereunder (excluding sales to the Borrower or a Subsidiary thereof) then (a) as and to the extent provided in the Pledge Agreement, such collateral shall be sold free and clear of the Liens created by the Pledge Agreement and (b) in the case of such a sale of a Guarantor, such Guarantor and its subsidiaries shall be released from the Subsidiary Guaranty and, in each case, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to Merger Sub, Ralcorp or any Guarantor, to it at Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, St. Louis, Missouri 63101, Attention of Scott Monette, Corporate Vice President and Treasurer (Telecopy No. (314) 877-7729);

(ii)           if to KFG, to it at Kraft Foods Inc., 3 Lakes Drive, Northfield, Illinois 60093, Attention of John J. Pecora, Senior Vice President and Treasurer (Telecopy No. (847) 646-2950);

(iii)          if to the Administrative Agent or to JPMorgan Chase Bank, N.A. individually, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (312) 385-7096); and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of amortization or payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) or any other provision hereof in a manner that would alter the pro rata sharing of payments required thereby or the definition of “Applicable Percentage”, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release all or substantially all of the collateral under the Pledge Agreement(s) or release any Guarantor from its obligations under the Subsidiary Guaranty, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any actual or proposed amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, the Pledgee, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, including the Acquisition, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Pledgee under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Loans) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly contemplated by the Acquisition Agreement and consistent with the definition of “Borrower” herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loan;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.  Limitation of Applicability of Certain Provisions.  Notwithstanding anything herein to the contrary (but without diminishing the effect of Section 4.01(l)), the provisions of Sections 2.08(c), 2.09, 2.12, 9.03(a) and 9.03(b), Article III (other than Sections 3.01, 3.02, 3.03(b), 3.12 and 3.13), Article V, Article VI and Article VII shall be of no force or effect as to, and shall not be binding (a) upon KFG at any time or (b) upon Splitco unless and until it shall have merged with and into Merger Sub.

SECTION 9.16.  Release of KFG.  Upon the execution, delivery and effectiveness of the Splitco Contribution Agreement, KFG shall cease to be the Borrower hereunder and KFG and its subsidiaries, officers and employees shall be forever released and discharged from any and all obligations or liabilities arising under or pursuant to this Agreement or any certificate or agreement delivered or executed in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KRAFT FOODS GLOBAL, INC.

By	/s/ Dexter P. Congbalay
Name:	Dexter P. Congbalay
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ Jason A. Rastovski
Name:	Jason A. Rastovski
Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Michael Delaney
Name:	Michael Delaney
Title:	Vice President

Schedule 1.01

Pricing Schedule

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Spread	.75%	1.00%	1.25%	1.50%	1.75%
ABR Spread	0%	0%	0%	.25%	.50%

For the purposes of this Schedule, the following terms have the following meanings:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Net Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Net Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Net Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Net Leverage Ratio is less than or equal to 3.50 to 1.00.

“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered.  Until adjusted upon delivery of Financials after the Effective Date, Level IV Status shall be deemed to exist.*

* Unless Financials received prior to the Effective Date would result in Level V Status.

Schedule 2.01

Commitments

JPMorgan Chase Bank, N.A.	$80,000,000
Bank of America, N.A.	$20,000,000
TOTAL	$100,000,000

Schedule 3.01

Initial Guarantors

1.	Bremner Food Group, Inc., a Nevada corporation

2.	Flavor House Products, Inc., a Delaware corporation

3.	Nutcracker Brands, Inc., a Georgia corporation

4.	RH Financial Corporation, a Nevada corporation

5.	Ripon Foods, Inc., a Wisconsin corporation

6.	Sugar Kake Cookie Inc., a Delaware corporation

7.	Heritage Wafers, LLC, a Wisconsin corporation

8.	The Carriage House Companies, Inc., a Delaware corporation

9.	Ralcorp Frozen Bakery Products, Inc., a Delaware corporation

10.	Community Shops, Inc., an Illinois corporation

11.	The Bun Basket, Inc., a Michigan corporation

12.	Lofthouse Bakery Products, Inc., a Nevada corporation

13.	Medallion Foods, Inc., an Arkansas corporation

14.	Parco Foods, L.L.C., a Delaware limited liability company

15.	Post Foods, LLC (formerly known as Cable Newco LLC), a Delaware limited liability company

16.	Cottage Bakery, Inc., a California corporation

17.	Bloomfield Bakers, A California Limited Partnership

18.	Lovin Oven, LLC, a California limited liability company

19.	Ralcorp Mailman LLC, a Delaware limited liability company